Exhibit 99.1

DREAMWORKS ANIMATION REPORTS FOURTH QUARTER AND FULL YEAR 2010

FINANCIAL RESULTS

Company Delivers Year-Over-Year Growth in Revenue and Earnings Per Share

Glendale, California – February 24, 2011 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its fourth quarter and full year ended December 31, 2010. In the quarter, the Company reported total revenue of $275.7 million and net income of $85.2 million, or $0.99 per share on a fully diluted basis. This compares to revenue of $194.2 million and net income of $43.6 million, or $0.50 per share on a fully diluted basis, for the same period in 2009.

For the twelve months ended December 31, 2010, the Company reported total revenue of $784.8 million and net income of $170.6 million, or $1.96 per share on a fully diluted basis. This compares to total revenue of $725.2 million and net income of $151.0 million, or $1.73 per share for the twelve months ended December 31, 2009. On a year-over-year basis, revenue for 2010 increased 8% and diluted earnings per share increased 13%.

The Company’s 2010 full year results reflect operating losses, including an impairment of capitalized expenses, of approximately $35 million, or $0.28 per diluted share associated with its online virtual world business and its Shrek The Musical national touring company. The Company’s fourth quarter 2010 results included a tax benefit of approximately $45 million, or $0.52 per diluted share, which is primarily attributable to the release of substantially all of the valuation allowance associated with the Company’s deferred tax assets.

“In 2010, DreamWorks Animation became the first studio to release three feature-length CG animated films in a single year,” said Jeffrey Katzenberg, CEO of DreamWorks Animation. “How to Train Your

Dragon, Shrek Forever After and Megamind together grossed approximately $1.6 billion worldwide – the Company’s biggest year ever at the box office.”

Megamind, which was released on November 5, 2010, contributed $26.6 million of revenue in the quarter, driven primarily by consumer products. The film has reached approximately $320 million in worldwide box office to date.

Shrek Forever After, which was released on May 21, 2010 and grossed over $750 million in worldwide box office, contributed $72.2 million of revenue in the quarter, driven primarily by home entertainment. The film reached an estimated 7.2 million home entertainment units sold worldwide through the end of the quarter, net of actual and estimated future returns.

How to Train Your Dragon, which was released on March 26, 2010 and grossed nearly $500 million in worldwide box office, contributed $80.3 million of revenue in the quarter, driven primarily by home entertainment. The film reached an estimated 7.5 million home entertainment units sold worldwide through the end of the quarter, net of actual and estimated future returns.

Monsters vs. Aliens contributed $6.0 million of revenue to the quarter, driven primarily by home entertainment. It reached an estimated 9.0 million home entertainment units sold worldwide through the end of the quarter, net of actual and estimated future returns.

Kung Fu Panda contributed $23.4 million of revenue to the quarter, primarily from international and domestic free television.

Library and other items contributed approximately $67.2 million of revenue to the quarter.

Costs of revenue for the quarter equaled $193.8 million. Selling, general and administrative expenses totaled $30.6 million, including approximately $7.5 million of stock compensation expense.

In the quarter, the Company released substantially all of the valuation allowance related to its deferred tax assets. The release was the main contributor to an expense of approximately $254.2 million related to its tax sharing agreement with a former stockholder and a benefit for income taxes of $287.4 million recorded in the fourth quarter. The Company expects that its 2011 full-year effective tax rate will be in the low- to mid-30% range.

The Company also provided an update to its share repurchase program. For the full year 2010, the Company repurchased 3.1 million shares for approximately $111 million. The Company has $150 million remaining under its current authorization.

Finally, the Company does not expect any meaningful contribution to its first quarter 2011 financial results from Megamind’s home entertainment release. The title is scheduled to be released domestically on February 25, 2011.

Items related to the earnings press release for the fourth quarter and full year of 2010 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Thursday, February 24, 2011, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 234-9959 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Thursday, February 24, 2011. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 188659 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for three consecutive years. In 2011, DreamWorks Animation ranks #10 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 21 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED **

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$163,819	$231,245
Trade accounts receivable, net of allowance for doubtful accounts	40,136	42,175
Income taxes receivable	310	9,016
Receivable from Paramount, net of allowance for doubtful accounts	242,629	171,292
Film and other inventory costs, net	772,668	695,963
Prepaid expenses	21,795	25,505
Other assets	9,889	15,958
Property, plant and equipment, net of accumulated depreciation and amortization	174,803	161,558
Deferred taxes, net	295,602	7,669
Goodwill	34,216	34,216

Total assets	$1,755,867	$1,394,597

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$3,515	$2,400
Accrued liabilities	143,098	111,281
Payable to former stockholder	329,590	67,456
Deferred revenue and other advances	20,793	60,870

Total liabilities	496,996	242,007
Commitments and contingencies
Equity:
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 97,436,947 and 95,967,515 shares issued, as of December 31, 2010 and 2009, respectively	975	960
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 11,419,461 and shares issued and outstanding, as of December 31, 2010 and 2009, respectively	108	114
Additional paid-in capital	979,177	922,681
Retained earnings	966,935	796,296
Less: Class A Treasury common stock, at cost, 23,834,081 and 20,430,031 shares, as of December 31, 2010 and 2009, respectively	(688,324)	(567,461)

Total stockholders’ equity	1,258,871	1,152,590

Total liabilities and stockholders’ equity	$1,755,867	$1,394,597

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenues	$275,671	$194,217	$784,791	$725,179
Costs of revenues	193,841	113,873	506,422	433,367

Gross profit	81,830	80,344	278,369	291,812
Product development	1,126	129	3,183	2,745
Selling, general and administrative expenses	30,603	25,562	108,342	95,771

Operating income	50,101	54,653	166,844	193,296
Interest income, net	209	198	599	1,953
Other income, net	1,667	1,940	8,107	7,196
Increase in income tax benefit payable to former stockholder	(254,184)	(12,600)	(289,052)	(41,760)

(Loss) income before income taxes	(202,207)	44,191	(113,502)	160,685
(Benefit) provision for income taxes	(287,441)	630	(284,141)	9,650

Net income	$85,234	$43,561	$170,639	$151,035

Basic net income per share	$1.01	$0.50	$2.00	$1.75

Diluted net income per share	$0.99	$0.50	$1.96	$1.73

Shares used in computing net income per share:
Basic	84,175	86,307	85,227	86,385
Diluted	86,026	87,793	87,183	87,301

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
	(in thousands)
Operating activities
Net income	$170,639	$151,035
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs	424,175	349,273
Impairment charges related to online virtual world asset	11,954	—
Stock-based compensation expense	31,262	30,191
Depreciation and amortization	7,120	3,132
Revenue earned against deferred revenue and other advances	(86,031)	(73,193)
Deferred taxes, net	(287,933)	19,380
Changes in operating assets and liabilities:
Trade accounts receivable	2,039	(37,625)
Receivable from Paramount	(71,337)	15,230
Film and other inventory costs	(464,127)	(380,339)
Prepaid expenses and other assets	(9,360)	(11,114)
Accounts payable and accrued liabilities	33,080	(8,617)
Payable to former stockholder	262,134	13,264
Income taxes payable/receivable, net	7,923	(1,718)
Deferred revenue and other advances	60,285	104,612

Net cash provided by operating activities	91,823	173,511

Investing activities
Purchases of property, plant and equipment	(50,633)	(74,394)

Net cash used in investing activities	(50,633)	(74,394)

Financing Activities
Receipts from exercise of stock options	9,339	4,676
Excess (shortfall in) tax benefits from employee equity awards	2,908	(359)
Deferred debt issuance costs	—	—
Purchase of treasury stock	(120,863)	(61,833)
Repayment of campus financing	—	(73,000)

Net cash used in financing activities	(108,616)	(130,516)

Decrease in cash and cash equivalents	(67,426)	(31,399)
Cash and cash equivalents at beginning of year	231,245	262,644

Cash and cash equivalents at end of year	$163,819	$231,245

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the year for income taxes, net	$(7,066)	$(7,652)

Cash paid during the year for interest, net of amounts capitalized	$528	$729